UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)

Fairview Capital

Fairview Capital Investment Management, LLC

Darlington Partners, L.P.

Andrew F. Mathieson

Scott W. Clark

Bruce C. Ginsberg

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 6, 2009, Fairview Capital Investment Management, LLC, together with the other participants named herein (together, “Fairview Capital”), made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its director nominees and support for two corporate governance related shareholder proposals at the 2009 annual meeting of stockholders of Mac-Gray Corporation, a Delaware corporation (“Mac-Gray”).

On April 16, 2009, Fairview Capital Investment Management, LLC issued a press release announcing its delivery of a letter to the Board of Directors of Mac-Gray outlining a proposed resolution of the current proxy contest involving the election of two directors at the 2009 Annual Meeting of Stockholders. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.

ON APRIL 6, 2009, FAIRVIEW CAPITAL FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY DARLINGTON PARTNERS, L.P., FAIRVIEW CAPITAL, FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC, ANDREW F. MATHIESON, SCOTT W. CLARK, BRUCE C. GINSBERG AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 7, 2009.

Exhibit I

FAIRVIEW CAPITAL DELIVERS LETTER TO THE BOARD OF DIRECTORS OF

MAC-GRAY

Greenbrae, CA – April 16, 2009 – Fairview Capital Investment Management, LLC (“Fairview”) today announced that it delivered a letter to the Board of Directors of Mac-Gray Corporation (NYSE: TUC) outlining a proposed resolution of the current proxy contest involving the election of two directors at the 2009 Annual Meeting of Stockholders.

The text of the letter follows:

Fairview Capital

April 16, 2009

The Board of Directors

Mac-Gray Corporation

404 Wyman Street, Suite 400

Waltham, MA 02451

Dear Members of the Board:

Over the past two weeks we have met with most of the large stockholders of Mac-Gray Corporation to discuss our solicitation of proxies to vote for Scott W. Clark and Bruce C. Ginsberg as directors of Mac-Gray at the upcoming 2009 Annual Meeting of Stockholders. We believe there is consensus among the major stockholders that changes to Mac-Gray’s Board composition are long overdue.

Although we have repeatedly communicated to the Board that our sole objective is to engage in constructive discussion, we have been disappointed that the Board has refused to have any substantive dialogue with us about stockholder concerns.

Nevertheless, we continue to hope that the Board will consider our proposed corporate governance reforms and enter into discussions with us. In order to facilitate those discussions, we would propose to the Board the following as a compromise to resolve the current proxy contest.

We would be willing to agree to withdraw our proxy solicitation in opposition to the re-election of incumbent directors Stewart MacDonald, Jr., Chairman and Chief Executive Officer of Mac-Gray, and Christopher T. Jenny, if in return the Board would agree to the following terms:

•	The Board would expand its size to nine, by adding one Class III Board seat;

•	One additional vacancy would be created on the Board through the retirement or resignation of one Mac-Gray director, other than Mr. MacDonald; and

•	The Board would then appoint Scott W. Clark and Bruce C. Ginsberg to fill the two then-existing vacancies on the Board.

We hope that this proposed compromise demonstrates to the Board our willingness to work in good faith to resolve the current proxy contest in a way which adds two new, independent directors to the Board but also allows Stewart MacDonald, Mac-Gray’s CEO, to remain a member of the Board.

Again, we remain open to having constructive, substantive discussions with the Board. We look forward to your prompt response.

Very sincerely,

/s/ Scott W. Clark	/s/ Andrew F. Mathieson
Scott W. Clark	Andrew F. Mathieson

cc: Bruce C. Ginsberg

About Fairview Capital Investment Management, LLC

Fairview is an SEC-registered independent investment advisor founded in 1995 and located in Greenbrae, CA. Key components of Fairview’s investment philosophy include a long-term focus, in-depth fundamental research, and constructive engagement with its portfolio companies.

Additional Information

ON APRIL 6, 2009, FAIRVIEW, TOGETHER WITH THE OTHER PARTICIPANTS, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY DARLINGTON PARTNERS, L.P., FAIRVIEW CAPITAL, FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC, ANDREW F. MATHIESON, SCOTT W. CLARK, BRUCE C. GINSBERG AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 7, 2009.

Contacts

Scott Clark, 415-464-4640

Fairview Capital Investment Management, LLC

Alan Miller / Jennifer Shotwell / Scott Winter, 212-750-5833

Innisfree M&A Incorporated